SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 17, 2004

(Date of earliest event reported)

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 17, 2004, ONEOK, Inc. (the Company) announced that it entered into a $1 billion, five year revolving credit facility with a syndicate of 15 banks, led by Bank of America, N.A and Citibank, N.A. The credit facility includes a $500 million sublimit for the issuance of standby letters of credit. Additionally, the principal amount of the credit facility may be increased by $200 million if requested by the Company and the incremental commitment is received from new or existing lenders.

The proceeds from the credit facility are to be used to provide the Company liquidity for commercial paper, working capital, capital expenditures, acquisitions, mergers, issuance of letters of credit and other general corporate purposes.

The credit facility will expire on September 16, 2009, at which time all outstanding amounts under the credit facility will be due and payable.

The credit facility agreement contains usual and customary covenants for transactions of this type. In addition, the credit facility provides that the Company’s ratio of consolidated total debt to total capital may not exceed 67.5% at any time. For the purpose of calculating the ratio of consolidated total debt to total capital, the Company’s convertible securities are treated as 75% equity and 25% debt until the time that they convert. Master limited partnership debt and equity that may be consolidated on the Company’s books will be excluded from the calculation provided that the Company is not a guarantor of the master limited partnership’s debt.

In the event of a default by the Company under the credit facility, Bank of America, N.A., on behalf of the lenders, may terminate the credit facility, declare the amount outstanding, including interest, payable immediately, require collateralization and exercise all other rights available under the law.

Item 9.01	Financial Statements and Exhibits

Exhibits

10.1      $1,000,000,000 Credit Agreement dated as of September 17, 2004, among ONEOK, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent and L/C Issuer, Citibank, N.A., as L/C Issuer and The Lenders Party Hereto.

99.1 Press release issued by ONEOK, Inc. dated September 17, 2004.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date: September 20, 2004	By:	/S/ JIM KNEALE
Jim Kneale Senior Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)

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